Exhibit 99.1

Cincinnati Bell Inc. Reports Fourth Quarter and Full Year 2010 Results

  2010 results exceed all financial targets
  Free cash flow yield totals 27 percent, enabling repurchase of $10 million of common shares in the fourth quarter
  Acquisition of CyrusOne in June generates $45 million of revenue and $28 million Adjusted EBITDA for the year

CINCINNATI--(BUSINESS WIRE)--February 15, 2011--Cincinnati Bell Inc. (NYSE: CBB) today announced financial results for the full year and fourth quarter of 2010. For the year, revenue was $1.4 billion, an increase of 3 percent from 2009 and a favorable result compared to guidance of $1.3 billion. Operating income for 2010 was $299 million, and net income of $28 million resulted in diluted earnings per share of 9 cents. Diluted earnings per share excluding special items1 was 31 cents, down 11 cents compared to 2009 due to increased depreciation, amortization and interest expense associated with the acquisition of CyrusOne. Annual Adjusted EBITDA2 was $502 million, a 7 percent increase from 2009 and the first time annual Adjusted EBITDA has exceeded $500 million since 2003. Free cash flow3 for 2010 of $149 million exceeded guidance of $120 million by 24 percent.

Revenue for the fourth quarter of 2010 was $363 million, a 5 percent increase from the fourth quarter of 2009 and a 3 percent increase sequentially. Operating income for the fourth quarter of 2010 was $65 million, and Adjusted EBITDA of $123 million was up 3 percent from 2009 due to the acquisition of CyrusOne, offset by a decrease in Wireless Adjusted EBITDA of $6 million from lower service revenues. A net loss of $19 million for the quarter resulted from a $36 million loss on the extinguishment of debt, as the company extended $775 million of debt maturities to 2020. Fourth quarter 2010 net income excluding special items4 was $8 million compared to $24 million in 2009, and diluted earnings per share excluding special items was 3 cents, down 7 cents from 2009 due to additional depreciation, amortization and interest expense associated with the acquisition of CyrusOne.

Starting in the fourth quarter of 2010, the Technology Solutions segment was split into the Data Center Colocation segment and the IT Services and Hardware segment. Also, the components of Wireline revenue were revised to reclassify Fioptics products revenue from Wireline "Other" to more descriptive Wireline revenue captions. All financial information presented in this release has been reclassified for the segment and Wireline revenue classification change.

“We are extremely pleased to report strong 2010 results that exceeded the financial goals we established for the year,” said Jack Cassidy, president and chief executive officer. “In addition to strong financial performance, 2010 marked a pivotal point in our company history as we embarked on a strategy to become the preferred data center colocation provider to the Fortune 1000 with our acquisition of CyrusOne. We look forward to the growth in 2011 and beyond that this strategy will bring to our shareholders.”

Fourth Quarter and Full-Year Performance Highlights

  Data Center Colocation fourth quarter revenue of $41 million increased by $22 million, or 118 percent, compared to 2009, and Adjusted EBITDA for the quarter was $24 million, a 141 percent increase versus the fourth quarter of 2009 primarily as a result of the acquisition of CyrusOne. Utilization increased from 87 percent at the end of the previous quarter to 88 percent. CyrusOne signed new contracts with customers for 41,000 additional square feet during the fourth quarter. For the year, Data Center Colocation revenue increased by $54 million. CyrusOne contributed $45 million to the increase while the Cincinnati-based Data Center Colocation services added $9 million, a 12 percent increase over its 2009 results. Adjusted EBITDA for the year was $70 million, an increase of $38 million versus 2009, of which CyrusOne contributed $28 million.

  Wireless promoted its improved handset line-up with increased activation subsidies and advertising efforts in the fourth quarter which resulted in postpaid net adds of 2,400 and prepaid net adds of 5,500 in the fourth quarter. Wireless generated an Adjusted EBITDA margin of 31 percent for the year and Adjusted EBITDA of $91 million, an increase of $14 million over 2009 and the highest full year Adjusted EBITDA since 2003.
  Wireline maintained strong Adjusted EBITDA margins of 47 percent during 2010 in the face of access line loss and declining revenues. The company’s Fioptics products, which provide entertainment, high-speed internet, and traditional voice via fiber line to the home, experienced continued success in 2010. Homes passed with Fioptics, including cable operations, total 79,000 at year-end 2010, and the company had 28,000 Fioptics entertainment subscribers and 27,000 Fioptics high-speed internet customers at year-end. The company has attained a consumer penetration rate of 30 percent of homes passed after one year.
  Full year free cash flow of $149 million exceeded guidance and produced a free cash flow yield of 27 percent.
  In the fourth quarter of 2010, common stock repurchases totaled approximately 4 million shares for $10 million as part of the $150 million stock repurchase program authorized by the board of directors in February 2010.
  Cincinnati Bell exceeded its 2010 financial guidance:

Category	2010 Actual Results	2010 Guidance
Revenue	$1.38 billion	$1.30 billion
Adjusted EBITDA	$502 million	Approx. $500 million*
Free Cash Flow	$149 million	Approx. $120 million *

*Plus or minus 2 percent.

Financial and Operations Review

“2010 was an incredibly transformative year for the company,” said Gary Wojtaszek, chief financial officer. “We successfully recapitalized and pushed out the vast majority of our debt maturities to 2017 and beyond, which will enable the company to invest a significant amount of its operating cash flow towards executing its vision of becoming the preferred colocation provider to the Fortune 1000. The successful acquisition and integration of CyrusOne earlier this year was the first step towards achieving this goal, and the 41,000 square feet of data center contracts signed by CyrusOne this quarter highlights the strength of this platform and the growth opportunity it presents for our company.”

Wireline Segment

Fourth quarter 2010 revenue totaled $183 million, a decrease of $7 million, or 3 percent, compared to the fourth quarter of 2009. Adjusted EBITDA of $84 million decreased 5 percent compared to the fourth quarter 2009 due to access line losses. Operating income of $53 million for the quarter increased $1 million as the effect of access line losses was more than offset by lower restructuring costs. For the full year, Wireline revenue was $743 million, down $21 million or 3 percent from 2009 due primarily to access line losses. Annual Adjusted EBITDA was $346 million, down 5 percent from 2009, while still producing strong Adjusted EBITDA margins of 47 percent as a result of the cost initiatives implemented during the year.

The company constructed its Fioptics network past 30,000 homes in 2010, bringing total homes passed to 79,000. The company ended the year with 28,000 Fioptics entertainment subscribers, almost double the Fioptics subscribers from 2009. For the year, Wireline added 8,500 high-speed internet customers, a 3 percent increase over 2009, which includes the company’s Fioptics and DSL products. Year-over-year total access line loss in the fourth quarter of 2010 was 6.8 percent, an improvement compared to the 7.2 percent loss in 2009.

Wireless Segment

Quarterly revenue from the Wireless segment of $70 million decreased $7 million, or 9 percent, compared to the prior year. Operating income of $4 million decreased by $5 million, and Adjusted EBITDA of $13 million decreased by $6 million from the fourth quarter of 2009. These decreases are due to lower service revenue and aggressive marketing strategies in the fourth quarter of 2010, which included increased handset subsidy support and holiday advertising. These efforts increased net postpaid subscribers by 2,400 and net prepaid subscribers by 5,500 in the fourth quarter.

For the year, revenue totaled $289 million, down 6 percent from 2009. Operating income for the full year 2010 was $56 million, an increase of $23 million from 2009, and Adjusted EBITDA of $91 million was up $14 million. These increases resulted from sustainable cost reduction initiatives during the year which included the renegotiation of roaming rates, lower contract service costs and improved bad debts expense. The cost reduction initiatives were partially offset by increased costs associated with the fourth quarter marketing strategies. Operating income for 2010 also increased due to lower depreciation expense and the loss in 2009 on the sale of spectrum.

Postpaid subscriber average revenue per user (ARPU) in the fourth quarter was $48.87 which is consistent with the rates in the fourth quarter of 2009. Fourth quarter postpaid data ARPU increased by 13 percent compared to 2009. The growth in data ARPU continues to reflect the positive momentum in acquiring smartphone subscribers and offsets the decline in voice revenue due to lower postpaid minutes of use per subscriber. The company added 12,000 postpaid and prepaid smartphone subscribers in the fourth quarter of 2010, which brings the year-end total of smartphone users to 105,000, up approximately 24 percent compared to the subscribers at the end of 2009.

Data Center Colocation

Data Center Colocation fourth quarter revenue of $41 million is up 118 percent from the fourth quarter of 2009 primarily as a result of revenue generated by CyrusOne, which was acquired in June 2010. Operating income for the quarter was $9 million compared to $6 million in the fourth quarter of 2009. Adjusted EBITDA increased by $14 million from the fourth quarter of 2009 to $24 million.

Full year revenue of $125 million was higher by $54 million compared to 2009. Operating income was $34 million compared to $17 million in 2009, and Adjusted EBITDA increased by $38 million to $70 million in 2010. Operating income and Adjusted EBITDA both increased by more than 100 percent from the prior year based on the acquisition and strong results of CyrusOne.

Data center utilization was 88 percent on 639,000 square feet of data center space at December 31, 2010 compared to 87 percent on 446,000 square feet at the end of the fourth quarter 2009. This represents an increase of 161,000 square feet of utilized data center space as a result of CyrusOne and 12,000 square feet of utilized data center space at the legacy data center operations.

IT Services and Hardware

Fourth quarter 2010 revenue increased by $8 million to $78 million. Fourth quarter revenue was stronger than the previous three quarters in 2010 as a result of high demand for year-end purchases of hardware. Operating income of $4 million was consistent with the fourth quarter of 2009, and Adjusted EBITDA of $7 million was up slightly from $6 million in the fourth quarter of 2009.

IT Services and Hardware full year revenue increased by 10 percent to $255 million, up from $231 million in 2009, primarily on increased demand for hardware in 2010 as compared to 2009. Operating income of $4 million for 2010 decreased by $6 million compared to 2009, and Adjusted EBITDA of $14 million for 2010 decreased by $3 million. These decreases were due primarily to increased workforce costs. Operating income was also affected by restructuring costs of $3 million in 2010.

Special Items

Special items for the fourth quarter of 2010 included the following:

  a loss on extinguishment of debt totaling $36 million due to the repayment of the company’s term loan due 2017, using the proceeds from the issuance of $775 million of 8 3/8% Senior Notes due 2020; and
  restructuring costs of $9 million primarily for expected workforce reductions as the company continues to aggressively manage costs to address decreasing revenue in its Wireline segment. The portion of the workforce reductions occurring in 2011 will result in annual cost savings of approximately $7 million.

2011 Outlook

Cincinnati Bell intends to change its definition of Adjusted EBITDA in 2011 to exclude certain components of pension and other retirement plan expenses related to interest costs, asset returns, and amortization of actuarial gains and losses. These items will be excluded from Adjusted EBITDA because the company believes these costs are related to the performance of the plan assets and general economic conditions, not the operations of the business, and to conform to the presentation of Adjusted EBITDA followed by many other companies in the telecommunications and other industries. Pension and other retirement plan expenses associated with service costs and amortization of prior service costs will continue to be reported in Adjusted EBITDA.

As adjusted for this change in the Adjusted EBITDA definition, Cincinnati Bell is providing the following guidance for 2011:

Category	2010 Actual Results	2011 Guidance
Revenue	$1.38 billion	$1.4 billion
Adjusted EBITDA*	$519 million	$530 million
Free Cash Flow	$149 million	$5 million

*2011 guidance is plus or minus 2 percent, and both the 2010 actual results and 2011 guidance reflect the 2011 definition of Adjusted EBITDA

Conference Call/Webcast

Cincinnati Bell will host a conference call today at 5:00 p.m. (ET) to discuss its results for the fourth quarter and full year 2010. A live webcast of the call will be available via the Investor Relations section of www.cincinnatibell.com. The conference call dial-in number is (866) 780-1233. Callers located outside of the U.S. and Canada may dial (816) 581-1571. A taped replay of the conference call will be available one hour after the conclusion of the call until 5:00 p.m. on March 1, 2011. For U.S. callers, the replay will be available at (888) 203-1112. For callers outside of the U.S. and Canada, the replay will be available at (719) 457-0820. The replay reference number is 6267369. An archived version of the webcast will also be available in the Investor Relations section of www.cincinnatibell.com.

Safe Harbor Note

Certain of the statements and predictions contained in this presentation constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, statements, projections or estimates that include or reference the words “believes,” “anticipates,” “plans,” “intends,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to: changing market conditions and growth rates within the telecommunications industry or generally within the overall economy; changes in competition in markets in which the company operates; pressures on the pricing of company products and services; advances in telecommunications technology; the ability to generate sufficient cash flow to fund the company’s business plan, repay the company’s debt and interest obligations, and maintain its networks; the ability to refinance indebtedness when required on commercially reasonable terms; changes in the telecommunications regulatory environment; changes in the demand for the company’s services and products; the demand for particular products and services within the overall mix of products sold, as the company’s products and services have varying profit margins; the company’s ability to introduce new service and product offerings on a timely and cost effective basis; work stoppages caused by labor disputes; restrictions imposed under various credit facilities and debt instruments; the company’s ability to attract and retain highly qualified employees; the company’s ability to access capital markets and the successful execution of restructuring initiatives; changes in the funded status of the company’s retiree pension and healthcare plans; disruption in operations caused by a health pandemic, such as the H1N1 influenza virus; changes in the company’s relationships with current large customers, a small number of whom account for a significant portion of company revenue; disruption in the company’s back-office information technology systems, including its billing system; the company’s ability to integrate successfully the business of Cyrus Networks, LLC with the company’s existing operations and to achieve the anticipated benefits of the acquisition of Cyrus Networks, LLC; and failure of or disruption in the operation of the company’s data centers. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s Form 10-K report, Form 10-Q reports and Form 8-K reports. The forward-looking statements included in this presentation represent company estimates as of February 15, 2011. Cincinnati Bell anticipates that subsequent events and developments will cause its estimates to change.

Use of Non-GAAP Financial Measures

This press release contains information about adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), net income excluding special items, diluted earnings per share excluding special items, free cash flow, and net debt. These are non-GAAP financial measures used by Cincinnati Bell management when evaluating results of operations and cash flow. Management believes these measures also provide users of the financial statements with additional and useful comparisons of current results of operations and cash flows with past and future periods. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. Detailed reconciliations of adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), net income excluding special items, diluted earnings per share excluding special items, free cash flow and net debt to comparable GAAP financial measures have been included in the tables distributed with this release and are available in the Investor Relations section of www.cincinnatibell.com.

1Diluted earnings per share excluding special items provides a useful measure of operating performance. The company defines diluted earnings per share excluding special items as net income excluding special items divided by weighted average diluted common shares outstanding. Diluted earnings per share excluding special items should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with the measure as defined by other companies.

2Adjusted EBITDA provides a useful measure of operational performance. For 2010, the company defines Adjusted EBITDA as GAAP operating income plus depreciation, amortization, restructuring charges, asset impairments, and other special items. Adjusted EBITDA should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with the measure as defined by other companies.

In this earnings release, the company announced it will change its definition of Adjusted EBITDA in 2011 to exclude certain components of pension and other retirement plan expenses related to interest costs, asset returns, and amortization of actuarial gains and losses. As such, the 2011 definition of Adjusted EBITDA is GAAP operating income plus depreciation, amortization, restructuring charges, asset impairments, components of pension and other retirement plan costs related to interest costs, asset returns, and amortization of actuarial gains and losses, and other special items.

3Free cash flow provides a useful measure of operational performance, liquidity and financial health. The company defines free cash flow as cash provided by (used in) operating, financing and investing activities, adjusted for the issuance and repayment of debt, debt issuance costs, the repurchase of common stock, and the proceeds from the sale or the use of funds from the purchase of business operations, including transaction costs. Free cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with free cash flow as defined by other companies. Although the company feels that there is no comparable GAAP measure for free cash flow, the attached financial information reconciles free cash flow to the net increase (decrease) in cash and cash equivalents.

4Net income excluding special items provides a useful measure of operating performance. Net income excluding special items should not be considered as an alternative to comparable GAAP measures of profitability and may not be comparable with net income excluding special items as defined by other companies.

Net debt provides a useful measure of liquidity and financial health. The company defines net debt as the sum of the face amount of short-term and long-term debt and unamortized premium and/or discount, offset by cash and cash equivalents.

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions—including local, long distance, data, Internet, entertainment and wireless services—that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, businesses nationwide ranging in size from start-up companies to large enterprises turn to Cincinnati Bell for efficient, scalable office communications systems as well as complex information technology solutions including data center colocation and managed services. For more information, visit www.cincinnatibell.com.

Cincinnati Bell Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollars in millions, except per share amounts)

	Three Months				Twelve Months
	Ended December 31,		Change		Ended December 31,		Change
	2010	2009	$	%	2010	2009	$	%

Revenue	$362.8	$345.2	$17.6	5%	$1,377.0	$1,336.0	$41.0	3%

Costs and expenses
Cost of services and products	171.8	160.0	11.8	7%	604.5	591.0	13.5	2%
Selling, general and administrative	68.2	65.4	2.8	4%	270.9	274.8	(3.9)	(1%)
Depreciation and amortization	49.8	42.9	6.9	16%	179.5	164.9	14.6	9%
Restructuring charges	8.5	10.5	(2.0)	n/m	13.7	5.0	8.7	n/m
Loss on sale of asset	-	-	-	n/m	-	4.8	(4.8)	n/m
Acquisition costs	-	-	-	n/m	9.1	-	9.1	n/m

Operating income	64.5	66.4	(1.9)	(3%)	299.3	295.5	3.8	1%

Interest expense	53.7	36.1	17.6	49%	185.2	130.7	54.5	42%
Loss on extinguishment of debt	36.1	17.7	18.4	n/m	46.5	10.3	36.2	n/m
Other expense, net	0.3	0.2	0.1	50%	0.4	0.2	0.2	100%

Income (loss) before income taxes	(25.6)	12.4	(38.0)	n/m	67.2	154.3	(87.1)	(56%)
Income tax expense (benefit)	(7.0)	5.6	(12.6)	n/m	38.9	64.7	(25.8)	(40%)

Net income (loss)	(18.6)	6.8	(25.4)	n/m	28.3	89.6	(61.3)	(68%)

Preferred stock dividends	2.6	2.6	-	0%	10.4	10.4	-	0%

Net income (loss) applicable to common shareowners	$(21.2)	$4.2	$(25.4)	n/m	$17.9	$79.2	$(61.3)	(77%)

Basic earnings (loss) per common share	$(0.11)	$0.02			$0.09	$0.37
Diluted earnings (loss) per common share	$(0.11)	$0.02			$0.09	$0.37

Weighted average common shares outstanding
(in millions)
- Basic	200.9	201.8			201.0	212.2
- Diluted	200.9	206.5			204.0	215.2

Cincinnati Bell Inc.
Income Statements by Segment*
(Unaudited)
(Dollars in millions)

	Three Months				Twelve Months
	Ended December 31,		Change		Ended December 31,		Change
	2010	2009	$	%	2010	2009	$	%
Wireline
Revenue*
Voice - local service	$74.6	$82.7	$(8.1)	(10%)	$311.9	$347.7	$(35.8)	(10%)
Data	70.7	71.6	(0.9)	(1%)	283.3	284.3	(1.0)	0%
Long distance and VoIP	25.9	25.1	0.8	3%	104.4	97.1	7.3	8%
Entertainment	5.1	2.5	2.6	104%	16.7	7.7	9.0	117%
Other	6.6	7.5	(0.9)	(12%)	26.2	26.3	(0.1)	(0%)

Total revenue	182.9	189.4	(6.5)	(3%)	742.5	763.1	(20.6)	(3%)

Operating costs and expenses
Cost of services and products	64.9	65.2	(0.3)	(0%)	256.8	251.6	5.2	2%
Selling, general and administrative	33.9	35.8	(1.9)	(5%)	140.1	147.0	(6.9)	(5%)
Depreciation and amortization	26.7	26.7	-	0%	103.9	103.9	-	0%
Restructuring charges	4.9	10.5	(5.6)	n/m	8.2	5.0	3.2	n/m

Total operating costs and expenses	130.4	138.2	(7.8)	(6%)	509.0	507.5	1.5	0%

Operating income	$52.5	$51.2	$1.3	3%	$233.5	$255.6	$(22.1)	(9%)

Wireless
Revenue
Service	$64.6	$70.2	$(5.6)	(8%)	$269.4	$284.3	$(14.9)	(5%)
Equipment	4.9	6.3	(1.4)	(22%)	19.8	22.7	(2.9)	(13%)

Total revenue	69.5	76.5	(7.0)	(9%)	289.2	307.0	(17.8)	(6%)

Operating costs and expenses
Cost of services and products	38.4	39.7	(1.3)	(3%)	137.4	161.6	(24.2)	(15%)
Selling, general and administrative	18.0	17.4	0.6	3%	61.1	68.2	(7.1)	(10%)
Depreciation and amortization	8.0	10.1	(2.1)	(21%)	33.4	39.4	(6.0)	(15%)
Restructuring charges	1.0	-	1.0	n/m	1.0	-	1.0	n/m
Loss on sale of asset	-	-	-	n/m	-	4.8	(4.8)	n/m

Total operating costs and expenses	65.4	67.2	(1.8)	(3%)	232.9	274.0	(41.1)	(15%)

Operating income	$4.1	$9.3	$(5.2)	(56%)	$56.3	$33.0	$23.3	71%

Data Center Colocation
Revenue	$40.6	$18.6	$22.0	118%	$125.3	$71.8	$53.5	75%

Operating costs and expenses
Cost of services and products	12.4	7.0	5.4	77%	39.2	30.1	9.1	30%
Selling, general and administrative	4.6	1.8	2.8	n/m	15.9	9.7	6.2	64%
Depreciation and amortization	13.0	4.3	8.7	n/m	34.6	15.0	19.6	n/m
Restructuring	1.4	-	1.4	n/m	1.4	-	1.4	n/m

Total operating costs and expenses	31.4	13.1	18.3	n/m	91.1	54.8	36.3	66%

Operating income	$9.2	$5.5	$3.7	67%	$34.2	$17.0	$17.2	101%

IT Services and Hardware
Revenue
Telecom and IT equipment distribution	$56.1	$51.7	$4.4	9%	$174.9	$161.1	$13.8	9%
Managed services	15.7	12.7	3.0	24%	55.1	49.4	5.7	12%
Professional services	6.4	5.7	0.7	12%	24.7	20.8	3.9	19%

Total revenue	78.2	70.1	8.1	12%	254.7	231.3	23.4	10%

Operating costs and expenses
Cost of services and products	63.7	56.7	7.0	12%	202.6	182.1	20.5	11%
Selling, general and administrative	7.4	7.3	0.1	1%	37.7	32.3	5.4	17%
Depreciation and amortization	2.1	1.6	0.5	31%	7.3	6.2	1.1	18%
Restructuring	1.0	-	1.0	n/m	2.8	-	2.8	n/m

Total operating costs and expenses	74.2	65.6	8.6	13%	250.4	220.6	29.8	14%

Operating income	$4.0	$4.5	$(0.5)	(11%)	$4.3	$10.7	$(6.4)	(60%)

* Components of Wireline revenue were revised primarily to reclassify Fioptics product revenue from Wireline other to the more descriptive Wireline revenue captions.

** 2009 amounts have been revised to present the split of the Technology Solutions segment into the Data Center Colocation segment and the IT Services and Hardware Segment.

Cincinnati Bell Inc.
Segment Information*
(Unaudited)
(Dollars in millions)

	Three Months				Twelve Months
	Ended December 31,		Change		Ended December 31,		Change
	2010	2009	$	%	2010	2009	$	%
Revenue
Wireline	$182.9	$189.4	$(6.5)	(3%)	$742.5	$763.1	$(20.6)	(3%)
Wireless	69.5	76.5	(7.0)	(9%)	289.2	307.0	(17.8)	(6%)
Data Center Colocation*	40.6	18.6	22.0	118%	125.3	71.8	53.5	75%
IT Services and Hardware*	78.2	70.1	8.1	12%	254.7	231.3	23.4	10%
Eliminations	(8.4)	(9.4)	1.0	(11%)	(34.7)	(37.2)	2.5	(7%)

Total revenue	$362.8	$345.2	$17.6	5%	$1,377.0	$1,336.0	$41.0	3%

Cost of Services and Products
Wireline	$64.9	$65.2	$(0.3)	(0%)	$256.8	$251.6	$5.2	2%
Wireless	38.4	39.7	(1.3)	(3%)	137.4	161.6	(24.2)	(15%)
Data Center Colocation*	12.4	7.0	5.4	77%	39.2	30.1	9.1	30%
IT Services and Hardware*	63.7	56.7	7.0	12%	202.6	182.1	20.5	11%
Eliminations	(7.6)	(8.6)	1.0	(12%)	(31.5)	(34.4)	2.9	(8%)

Total cost of services and products	$171.8	$160.0	$11.8	7%	$604.5	$591.0	$13.5	2%

Selling, General and Administrative
Wireline	$33.9	$35.8	$(1.9)	(5%)	$140.1	$147.0	$(6.9)	(5%)
Wireless	18.0	17.4	0.6	3%	61.1	68.2	(7.1)	(10%)
Data Center Colocation*	4.6	1.8	2.8	n/m	15.9	9.7	6.2	64%
IT Services and Hardware*	7.4	7.3	0.1	1%	37.7	32.3	5.4	17%
Corporate and eliminations	4.3	3.1	1.2	39%	16.1	17.6	(1.5)	(9%)

Total selling, general and administrative	$68.2	$65.4	$2.8	4%	$270.9	$274.8	$(3.9)	(1%)

Depreciation and Amortization
Wireline	$26.7	$26.7	$-	0%	$103.9	$103.9	$-	0%
Wireless	8.0	10.1	(2.1)	(21%)	33.4	39.4	(6.0)	(15%)
Data Center Colocation*	13.0	4.3	8.7	n/m	34.6	15.0	19.6	n/m
IT Services and Hardware*	2.1	1.6	0.5	31%	7.3	6.2	1.1	18%
Corporate	-	0.2	(0.2)	n/m	0.3	0.4	(0.1)	(25%)

Total depreciation and amortization	$49.8	$42.9	$6.9	16%	$179.5	$164.9	$14.6	9%

Restructuring Charges, Loss on Sale of Asset and
Acquisition Costs
Wireline	$4.9	$10.5	$(5.6)	n/m	$8.2	$5.0	$3.2	n/m
Wireless	1.0	-	1.0	n/m	1.0	4.8	(3.8)	n/m
Data Center Colocation*	1.4	-	1.4	n/m	1.4	-	1.4	n/m
IT Services and Hardware*	1.0	-	1.0	n/m	2.8	-	2.8	n/m
Corporate	0.2	-	0.2	n/m	9.4	-	9.4	n/m

Total restructuring charges, loss on sale of asset and acquisition costs	$8.5	$10.5	$(2.0)	n/m	$22.8	$9.8	$13.0	n/m

Operating Income
Wireline	$52.5	$51.2	$1.3	3%	$233.5	$255.6	$(22.1)	(9%)
Wireless	4.1	9.3	(5.2)	(56%)	56.3	33.0	23.3	71%
Data Center Colocation*	9.2	5.5	3.7	67%	34.2	17.0	17.2	101%
IT Services and Hardware*	4.0	4.5	(0.5)	(11%)	4.3	10.7	(6.4)	(60%)
Corporate	(5.3)	(4.1)	(1.2)	29%	(29.0)	(20.8)	(8.2)	39%

Total operating income	$64.5	$66.4	$(1.9)	(3%)	$299.3	$295.5	$3.8	1%

* 2009 amounts have been revised to present the split of the Technology Solutions segment into the Data Center Colocation segment and the IT Services and Hardware Segment

Cincinnati Bell Inc.
Segment Metric Information
(Unaudited)

	December 31,	December 31,
	2010	2009
(in thousands)

Local access lines	674.1	723.5

High-speed internet subscribers
DSL subscribers	228.9	233.8
Fioptics subscribers
Fiber	23.4	10.2
Cable	3.8	3.6

	256.1	247.6

Fioptics entertainment subscribers
Fiber	24.0	11.1
Cable	4.1	4.1
	28.1	15.2

Wireless subscribers
Postpaid wireless subscribers	351.2	379.1
Prepaid wireless subscribers	157.8	154.0

	509.0	533.1

Long distance lines
Consumer long distance lines	309.6	331.9
Business long distance lines	173.2	176.4

	482.8	508.3

Data Center Colocation*
Data center capacity (in square feet)	639,000	446,000
Utilization rate**	88%	87%

* December 31, 2009 amounts have been adjusted for certain data center operations that were previously reported in the Wireline segment.

** Data center utilization is calculated by dividing data center square footage that is committed contractually to customers, if built, by total data center square footage. Some data center square footage that is committed contractually may not yet be billing to the customer.

Cincinnati Bell Inc.
Local Access Line Detail
(Unaudited)
(In thousands)

	2008				2009				2010
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Local Access Lines

In-Territory:
Primary Residential	441.2	427.6	414.5	403.6	392.2	382.8	371.6	362.1	354.1	345.5	336.8	328.9
Secondary Residential	30.7	29.5	28.4	27.2	25.8	24.8	23.6	22.7	21.8	20.8	19.3	19.1
Business/ Other	284.3	283.4	280.2	277.7	274.3	271.5	268.9	265.4	261.9	258.7	256.2	252.5
Total In-Territory	756.2	740.5	723.1	708.5	692.3	679.1	664.1	650.2	637.8	625.0	612.3	600.5

Out-of-Territory:
Primary Residential	32.8	32.7	33.7	34.9	35.4	34.8	34.3	33.3	32.9	32.5	32.1	31.2
Secondary Residential	1.4	1.3	1.3	1.3	1.3	1.2	1.2	1.1	1.1	1.1	1.0	1.0
Business/ Other	30.2	31.2	33.3	35.0	36.3	37.4	38.2	38.9	39.9	40.4	41.5	41.4
Total Out-of-Territory	64.4	65.2	68.3	71.2	73.0	73.4	73.7	73.3	73.9	74.0	74.6	73.6

Total Access Lines	820.6	805.7	791.4	779.7	765.3	752.5	737.8	723.5	711.7	699.0	686.9	674.1

Cincinnati Bell Inc.
Net Debt and Common Shares Outstanding
(Unaudited)
(Dollars and shares in millions)

	December 31,	December 31,	Change
	2010	2009	$	%

Credit facility, Tranche B Term Loan	$-	$204.9	(204.9)	n/m
8 3/8% Senior Subordinated Notes due 2014	-	569.8	(569.8)	n/m
7% Senior Notes due 2015	251.4	252.3	(0.9)	0%
8 1/4% Senior Notes due 2017	500.0	500.0	-	0%
8 3/4% Senior Subordinated Notes due 2018	625.0	-	625.0	n/m
8 3/8% Senior Notes due 2020	775.0	-	775.0	n/m
7 1/4% Senior Notes due 2023	40.0	40.0	-	0%
Accounts receivable securitization facility	-	85.9	(85.9)	n/m
Various Cincinnati Bell Telephone notes	207.5	207.5	-	0%
Capital leases and other debt	135.0	125.5	9.5	8%
Net unamortized discount	(10.3)	(6.8)	(3.5)	51%

Total debt	2,523.6	1,979.1	544.5	28%

Less: Interest rate swap adjustment	(3.8)	(14.6)	10.8	(74%)
Less: Cash and cash equivalents	(77.3)	(23.0)	(54.3)	n/m

Net debt (as defined by the company)	$2,442.5	$1,941.5	$501.0	26%

Credit facility availability	$186.9	$185.5	$1.4	1%

Common shares outstanding	197.8	200.4	(2.6)	(1%)

Cincinnati Bell Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Cash provided by operating activities	$95.4	$15.3	$300.0	$265.6

Capital expenditures	(48.5)	(53.4)	(149.7)	(195.1)
Acquisitions of businesses	-	-	(526.7)	(3.4)
Proceeds from sales of wireless towers and spectrum	-	100.1	-	105.9
Other, net	0.4	(2.0)	0.9	(1.2)

Cash used in investing activities	(48.1)	44.7	(675.5)	(93.8)

Issuance of long-term debt	780.9	492.8	2,134.3	492.8
Net change in credit and receivables facilities with initial maturities less than 90 days	-	(85.7)	(85.9)	(42.1)
Repayment of debt	(762.9)	(454.1)	(1,554.5)	(506.5)
Debt issuance costs	(9.7)	(10.9)	(42.6)	(15.3)
Preferred stock dividends	(2.6)	(2.6)	(10.4)	(10.4)
Common stock repurchase	(10.0)	(13.8)	(10.0)	(73.2)
Other, net	0.1	(0.2)	(1.1)	(0.8)

Cash provided by (used in) financing activities	(4.2)	(74.5)	429.8	(155.5)

Net increase (decrease) in cash and cash equivalents	43.1	(14.5)	54.3	16.3
Cash and cash equivalents at beginning of period	34.2	37.5	23.0	6.7

Cash and cash equivalents at end of period	$77.3	$23.0	$77.3	$23.0

Reconciliation of GAAP Cash Flow to
Free Cash Flow (as defined by the company)
Net increase (decrease) in cash and cash equivalents	$43.1	$(14.5)	$54.3	$16.3
Less adjustments:
Issuance of long-term debt	(780.9)	(492.8)	(2,134.3)	(492.8)
Net change in credit and receivables facilities with initial maturities less than 90 days	-	85.7	85.9	42.1
Repayment of debt	762.9	454.1	1,554.5	506.5
Debt issuance costs	9.7	10.9	42.6	15.3
Common stock repurchase	10.0	13.8	10.0	73.2
Acquisitions of businesses	-	-	526.7	3.4
Acquisition costs	-	-	9.1	-

Free cash flow (as defined by the company)	$44.8	$57.2	$148.8	$164.0

Income tax payments	$0.2	$0.7	$3.5	$6.0

Cincinnati Bell Inc.
Free Cash Flow (as defined by the company)
(Unaudited)
(Dollars in millions)

Free Cash Flow for the three months ended December 31, 2009	$57.2

Increase in Adjusted EBITDA	3.0
Decrease in capital expenditures	4.9
Increase in other interest payments	(18.4)
2009 proceeds from sales of wireless towers and spectrum	(100.1)
2009 year-end contributions to medical, pension and postretirement plans	82.6
Change in working capital and other	15.6

Free Cash Flow for the three months ended December 31, 2010	$44.8

Free Cash Flow for the twelve months ended December 31, 2009	$164.0

Increase in Adjusted EBITDA	31.4
Decrease in capital expenditures	45.4
Proceeds received from terminated swaps in 2009	(13.2)
Increase in other interest payments	(40.4)
2009 proceeds from sales of wireless towers and spectrum	(105.9)
2009 year-end contributions to medical, pension and postretirement plans	82.6
Change in working capital and other	(15.1)

Free Cash Flow for the twelve months ended December 31, 2010	$148.8

Cincinnati Bell Inc.
Reconciliation of Adjusted EBITDA (Non-GAAP) to Net Income (Loss) (GAAP)
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31, 2010
	Wireline	Wireless	Data Center Colocation	IT Services & Hardware	Corporate	Total Company

Net Income (loss) (GAAP)						$(18.6)
Add:
Income tax expense (benefit)						(7.0)
Interest expense						53.7
Loss on extinguishment of debt						36.1
Other expense, net						0.3

Operating Income (GAAP)	$52.5	$4.1	$9.2	$4.0	$(5.3)	$64.5
Add:
Depreciation and amortization	26.7	8.0	13.0	2.1	-	49.8
Restructuring charges	4.9	1.0	1.4	1.0	0.2	8.5

Adjusted EBITDA (Non-GAAP)	$84.1	$13.1	$23.6	$7.1	$(5.1)	$122.8

	Three Months Ended December 31, 2009
	Wireline	Wireless	Data Center Colocation*	IT Services & Hardware*	Corporate	Total Company

Net Income (GAAP)						$6.8
Add:
Income tax expense						5.6
Interest expense						36.1
Loss on extinguishment of debt						17.7
Other expense, net						0.2

Operating Income (GAAP)	$51.2	$9.3	$5.5	$4.5	$(4.1)	$66.4
Add:
Depreciation and amortization	26.7	10.1	4.3	1.6	0.2	42.9
Restructuring charges	10.5	-	-	-	-	10.5

Adjusted EBITDA (Non-GAAP)	$88.4	$19.4	$9.8	$6.1	$(3.9)	$119.8

Year-over-year dollar change in Adjusted EBITDA	($4.3)	($6.3)	$13.8	$1.0	($1.2)	$3.0

Year-over-year percentage change in Adjusted EBITDA	(5%)	(32%)	141%	16%	31%	3%

	Twelve Months Ended December 31, 2010
	Wireline	Wireless	Data Center Colocation	IT Services & Hardware	Corporate	Total Company

Net Income (GAAP)						$28.3
Add:
Income tax expense						38.9
Interest expense						185.2
Loss on extinguishment of debt						46.5
Other expense, net						0.4

Operating Income (GAAP)	$233.5	$56.3	$34.2	$4.3	$(29.0)	$299.3
Add:
Depreciation and amortization	103.9	33.4	34.6	7.3	0.3	179.5
Restructuring charges	8.2	1.0	1.4	2.8	0.3	13.7
Acquisition costs	-	-	-	-	9.1	9.1

Adjusted EBITDA (Non-GAAP)	$345.6	$90.7	$70.2	$14.4	$(19.3)	$501.6

	Twelve Months Ended December 31, 2009
	Wireline	Wireless	Data Center Colocation*	IT Services & Hardware*	Corporate	Total Company

Net Income (GAAP)						$89.6
Add:
Income tax expense						64.7
Interest expense						130.7
Loss on extinguishment of debt						10.3
Other expense, net						0.2

Operating Income (GAAP)	$255.6	$33.0	$17.0	$10.7	$(20.8)	$295.5
Add:
Depreciation and amortization	103.9	39.4	15.0	6.2	0.4	164.9
Restructuring charges and loss on sale of asset	5.0	4.8	-	-	-	9.8

Adjusted EBITDA (Non-GAAP)	$364.5	$77.2	$32.0	$16.9	$(20.4)	$470.2

Year-over-year dollar change in Adjusted EBITDA	($18.9)	$13.5	$38.2	($2.5)	$1.1	$31.4

Year-over-year percentage change in Adjusted EBITDA	(5%)	17%	119%	(15%)	(5%)	7%

* 2009 amounts have been revised to split the Technology Solutions segment into the Data Center Colocation and IT Services and Hardware segments

Cincinnati Bell Inc.
Capital Expenditures
(Unaudited)
(Dollars in millions)

	Three Months Ended
	Dec. 31, 2010	Sep. 30, 2010	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009

Wireline	$31.2	$24.3	$22.4	$20.7	$32.0
Wireless	6.2	1.1	2.2	2.2	17.0
Data Center Colocation	9.4	16.2	3.1	2.4	2.9
IT Services and Hardware	1.7	1.4	3.2	2.0	1.5
Corporate	-	-	-	-	-
Total capital expenditures	$48.5	$43.0	$30.9	$27.3	$53.4

* Amounts have been revised to split the Technology Solutions segment into the Data Center Colocation and IT Services and Hardware

	Cincinnati Bell Inc.
	Normalized Statements of Operations (Non-GAAP) - Reconciliation to Reported Results
	(Unaudited)
	(Dollars in millions, except per share amounts)

			Special Items		Three
		Three			Months Ended
		Months Ended		Loss on	December 31, 2010
		December 31, 2010		Extinguishment	Before Special Items
		(GAAP)	Restructuring	of Debt	(Non-GAAP)
			A	B
	Revenue	$362.8	$-	$-	$362.8

	Costs and expenses
	Cost of services and products	171.8	-	-	171.8
	Selling, general and administrative	68.2	-	-	68.2
	Depreciation and amortization	49.8	-	-	49.8
	Restructuring charges	8.5	(8.5)	-	-
	Operating income	64.5	8.5	-	73.0

	Interest expense	53.7	-		53.7
	Loss on extinguishment of debt	36.1		(36.1)	-
	Other expense, net	0.3		-	0.3

	Income (loss) before income taxes	(25.6)	8.5	36.1	19.0
	Income tax expense (benefit)	(7.0)	3.4	14.4	10.8

	Net (loss) income	(18.6)	5.1	21.7	8.2

	Preferred stock dividends	2.6	-		2.6

	Net (loss) income applicable to common shareowners	$(21.2)	$5.1	$21.7	$5.6

	Weighted average diluted common shares*	200.9	203.0	203.0	203.0
			.
	Diluted earnings per common share	$(0.11)	$0.03	$0.11	$0.03

	Normalized results have been adjusted for the following (pretax adjustments are tax effected at 40%):

A	Charge primarily related to workforce reductions.

B	Loss on extinguishment of the Tranche B Term Loans.

*	Note: Shares are adjusted for the dilutive effect of common stock equivalents based on the net income produced when excluding special items.

Cincinnati Bell Inc.
Normalized Statements of Operations (Non-GAAP) - Reconciliation to Reported Results
(Unaudited)
(Dollars in millions, except per share amounts)

					Three
		Three	Special Items		Months Ended
		Months Ended			December 31, 2009
		December 31, 2009		Loss on	Before Special Items
		(GAAP)	Restructuring	Extinguishment of Debt	(Non-GAAP)
			A	B
	Revenue	$345.2	$-	$-	$345.2

	Costs and expenses
	Cost of services and products	160.0	-	-	160.0
	Selling, general and administrative	65.4	-	-	65.4
	Depreciation and amortization	42.9	-	-	42.9
	Restructuring charges	10.5	(10.5)	-	-
	Operating income	66.4	10.5	-	76.9

	Interest expense	36.1	-	-	36.1
	Loss on extinguishment of debt	17.7	-	(17.7)	-
	Other income, net	0.2	-	-	0.2

	Income before income taxes	12.4	10.5	17.7	40.6
	Income tax expense	5.6	4.2	7.1	16.9

	Net income	6.8	6.3	10.6	23.7

	Preferred stock dividends	2.6	-	-	2.6

	Net income applicable to common shareowners	$4.2	$6.3	$10.6	$21.1

	Weighted average diluted common shares	206.5	206.5	206.5	206.5

	Diluted earnings per common share	$0.02	$0.03	$0.05	$0.10

	Normalized results have been adjusted for the following (pretax adjustments are tax effected at 40%):

A	Charge primarily related to workforce reductions.
B	Loss on extinguishment of the 7 1/4% Senior Notes due 2013.

Cincinnati Bell Inc.
Normalized Statements of Operations (Non-GAAP) - Reconciliation to Reported Results
(Unaudited)
(Dollars in millions, except per share amounts)

							Twelve
		Twelve	Special Items				Months Ended
		Months Ended					December 31, 2010
		December 31, 2010	Loss on			Prescription	Before Special Items
		(GAAP)	Extinguishment of Debt	Restructuring	Acquisition Costs	Drug Subsidy	(Non-GAAP)
			A	B	C	D
	Revenue	$1,377.0	$-	$-	$-	$-	$1,377.0

	Costs and expenses
	Cost of services and products	604.5	-	-	-	-	604.5
	Selling, general and administrative	270.9	-	-	-	-	270.9
	Depreciation and amortization	179.5	-	-	-	-	179.5
	Restructuring charges	13.7	-	(13.7)	-	-	-
	Acquisition costs	9.1	-	-	(9.1)	-	-
	Operating income	299.3	-	13.7	9.1	-	322.1

	Interest expense	185.2	-	-	-	-	185.2
	Loss on extinguishment of debt	46.5	(46.5)	-	-	-	-
	Other expense, net	0.4	-	-	-	-	0.4

	Income before income taxes	67.2	46.5	13.7	9.1	-	136.5
	Income tax expense	38.9	18.6	5.5	3.6	(3.9)	62.7

	Net income	28.3	27.9	8.2	5.5	3.9	73.8

	Preferred stock dividends	10.4	-	-	-	-	10.4

	Net income applicable to common shareowners	$17.9	$27.9	$8.2	$5.5	$3.9	$63.4

	Weighted average diluted common shares	204.0	204.0	204.0	204.0	204.0	204.0

	Diluted earnings per common share	$0.09	$0.14	$0.04	$0.03	$0.02	$0.31

	Normalized results have been adjusted for the following (pretax adjustments are tax effected at 40%):

A	Loss on extinguishment of various debt instruments.
B	Future lease costs of abandoned office space and costs associated with workforce reduction plans.
C	Costs related to CyrusOne acquisition.
D	Charge for a change in federal tax law related to retiree Medicare drug subsidies.

Cincinnati Bell Inc.
Normalized Statements of Operations (Non-GAAP) - Reconciliation to Reported Results
(Unaudited)
(Dollars in millions, except per share amounts)

						Twelve
		Twelve	Special Items			Months Ended
		Months Ended				December 31, 2009
		December 31, 2009		Loss on	Loss on	Before Special Items
		(GAAP)	Restructuring	Sale of Asset	Extinguishment of Debt	(Non-GAAP)
			A	B	C
	Revenue	$1,336.0	$-	$-	$-	$1,336.0

	Costs and expenses
	Cost of services and products	591.0	-	-	-	591.0
	Selling, general and administrative	274.8	-	-	-	274.8
	Depreciation and amortization	164.9	-	-	-	164.9
	Restructuring charges	5.0	(5.0)	-	-	-
	Loss on sale of asset	4.8	-	(4.8)	-	-
	Operating income	295.5	5.0	4.8	-	305.3

	Interest expense	130.7	-	-	-	130.7
	Loss on extinguishment of debt	10.3	-	-	(10.3)	-
	Other expense, net	0.2				0.2

	Income before income taxes	154.3	5.0	4.8	10.3	174.4
	Income tax expense	64.7	2.0	1.9	4.1	72.7

	Net income	89.6	3.0	2.9	6.2	101.7

	Preferred stock dividends	10.4	-	-	-	10.4

	Net income applicable to common shareowners	$79.2	$3.0	$2.9	$6.2	$91.3

	Weighted average diluted common shares	215.2	215.2	215.2	215.2	215.2

	Diluted earnings per common share	$0.37	$0.01	$0.01	$0.03	$0.42

	Normalized results have been adjusted for the following (pretax adjustments are tax effected at 40%):

A	Restructuring charges related to workforce reductions and a voluntary early retirement program partially offset by pension and postretirement plans curtailment gains.
B	Loss on the sale of wireless spectrum for the Indianapolis, Indiana region.
C	Loss on extinguishment of the 7 1/4% Senior Notes due 2013 partially offset by gains on extinguishment of a portion of the 7 1/4% Senior Notes due 2023 and Cincinnati Bell Telephone notes.

Cincinnati Bell Inc.
Reconciliation of Adjusted EBITDA (Non-GAAP) Guidance to Operating Income (GAAP) Guidance
(Unaudited)
(Dollars in millions)

2011 Operating Income (GAAP) Guidance	$318

Add:

Depreciation and amortization	192
Pension and other retirement plan expenses:
Interest Cost	28
Expected return on assets	(25)
Amortization of loss	17

2011 Adjusted EBITDA Guidance	$530	*

* Plus or minus 2 percent.

CONTACT:
Investor / Media:
Cincinnati Bell Inc.
Kurt Freyberger, 513-397-1055
kurt.freyberger@cinbell.com